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                                                                   Exhibit 10.37

                   Amendment to the BankAtlantic Bancorp, Inc.
                             1999 Stock Option Plan


Paragraph 11 of the BankAtlantic Bancorp 1996 Stock Option Plan was replace with the following paragraph:

         11.     TRANSFERABILITY OF OPTIONS.

                 During an Optionee's lifetime, an Option may be exercisable only by the Optionee and an Option granted under the Plan and the rights and privileges conferred thereby shall not be subject to execution, attachment, or similar process and may not be sold, pledged, assigned, hypothecated, transferred, or otherwise disposed of in any manner (whether by operation of law or otherwise) other than by will or by the laws of descent and distribution. Notwithstanding the foregoing to the extent permitted by applicable law and rule 16(b)-3, the Committee may determine that any Stock Option may be transferred by an Optionee to any of the following:


                  (1)      a family member of the Optionee;

                  (2) a Trust established primarily for the benefit of the Optionee and/or a family member of said Optionee;

                  (3) any charitable organization exempt from income tax under Section 501(c)(3) of the Code (collectively, a "Transferee").

                  Any other attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of any Option under the Plan or of any right or privilege conferred thereby, contrary to the provisions of the Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby shall be null and void.